Exhibit 10.2

KNOLOGY, INC.

KEY EMPLOYEE CHANGE IN CONTROL

TRANSITION COMPENSATION PLAN

ARTICLE 1

PURPOSE AND TERM

1.1        Purpose. Knology, Inc. (the “Company”) established this Knology, Inc. Key Employee Change in Control Transition Compensation Plan (the “Plan”) in order to ensure continuity of management leading up to and following a potential Change in Control transaction, by mitigating anxiety an executive may have regarding his or her future employment due to a Change in Control, thereby encouraging executives responsible for negotiating potential transactions to do so with independence and objectivity. The Plan supersedes all written or unwritten severance plans, notice plans, practices or programs offered or established to participants by the Company providing severance pay or similar benefits. The Plan is intended to be a “welfare plan,” but not a “pension plan,” as defined in ERISA Sections 3(1) and 3(2), respectively, and the Company intends that the Plan comply with all applicable provisions of ERISA.

1.2        Term. The Plan shall generally be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 7.2. The Plan shall continue until terminated pursuant to Article 7 of the Plan.

ARTICLE 2

DEFINITIONS

As used herein, the following words and phrases shall have the following meanings:

2.1        “Affiliate” means Knology, Inc. and any other corporation or entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2        “Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect from time to time, without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive compensation.

2.3        “Board” means the Board of Directors of the Company.

2.4        “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

2.5        “Change in Control” means the occurrence of any of the following events, :

(a) individuals who, at the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest (as described in Rule 14a-11 under the 1934 Act (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(b) any person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control of the Company by virtue of any of the following acquisitions: (A) any acquisition by a person who is on the Effective Date the beneficial owner of 25% or more of the outstanding Company Voting Securities, (B) an acquisition by the Company which reduces the number of Company Voting Securities outstanding and thereby results in any person acquiring beneficial ownership of more than 25% of the outstanding Company Voting Securities; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur, (C) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Parent or Subsidiary, (D) an acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, or (E) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subparagraph (c) below; or

(c) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Reorganization or Sale: (A) more than 50% of the total voting power of (x) the corporation resulting from such Reorganization or the corporation which has acquired all or substantially all of the assets of the Company (in either case, the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Reorganization or Sale, (B) no person (other than (x) the Company, the Surviving Corporation or the Parent Corporation, (y) any employee benefit plan (or related trust) sponsored or maintained by the Company, the Surviving Corporation or the Parent Corporation, or (z) a person who immediately prior to the Reorganization or Sale was the beneficial owner of 25% or more of the outstanding Company Voting Securities) is the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Reorganization or Sale were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale (any Reorganization or Sale which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

2.6        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

2.7        “Committee” means the Compensation Committee of the Board.

2.8        “Company” means Knology, Inc., or its successor as provided in Section 9.7.

2.9        “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

2.10        “Effective Date” means February 17, 2012.

2.11        “Employee” means any regular, full-time or part-time employee of the Company or any Affiliate. Where the context requires in connection with a Participant who is employed directly by an Affiliate, the term “Company” as used herein includes such Affiliate.

2.12        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13        “Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following without the consent of the Participant:

(a) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s authority, duties or responsibilities,

(b) a material reduction by the Company or an Affiliate in the Participant’s Base Salary or Target Annual Bonus (other than an overall reduction in salaries or target annual bonuses of 10% or less that affects substantially all of the Company’s full-time employees),

(c) a material change in the geographic location at which the Participant is required to perform (it being agreed that a required relocation of more than 50 miles shall be material), or

(d) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

(e) any failure by the Company to comply with and satisfy Section 9.7 of this Agreement.

A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, written notice setting forth with specificity the occurrence of such event, and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.

2.14        “Health Benefit Continuation Period” means 30 months for Tier A Participants, 24 months for Tier B Participants, 18 months for Tier C Participants, and 12 months for Tier D Participants.

2.15        “Participant” means any Employee designated by the Committee as a participant in the Plan. Each Participant shall be designated as a Tier A, Tier B, Tier C or Tier D Participant, as specified in Exhibit A hereto, as amended by the Board from time to time

2.16        “Payment Multiple” means 2.5 X for Tier A Participants, 2.0 X for Tier B Participants, 1.5 X for Tier C Participants, and 1.0 X for Tier D Participants.

2.17        “Plan” means this Knology, Inc. Key Employee Change in Control Transition Compensation Plan.

2.18        “Target Annual Bonus” means, with respect to any Participant, the Participant’s target bonus opportunity under the annual corporate incentive plan applicable to the Participant.

2.19        “Termination Date” means the date of the termination of a Participant’s employment with the Company as determined in accordance with Article 6.

ARTICLE 3

ELIGIBILITY

3.1        Participation. The Committee or the Board shall designate from time to time those Employees or classes of Employees who are Participants in the Plan. In the event the Committee or the Board designates certain Participants by job title, position, function or responsibilities, an Employee who is appointed to such a position after the Effective Date of this Plan shall be a Participant upon the date he or she begins his or her duties in such position, unless otherwise determined by the Committee or the Board. Exhibit A, attached hereto and made a part hereof, sets forth the initial Participants, which may be amended by the Committee or the Board at any time prior to a Change in Control to add or remove individual Participants or classes of Participants; provided, however, that the removal of individual Participants or classes of Participants from the Plan shall not be effective for at least 12 months after notification to the Participants of such Committee or Board action. If a Change in Control occurs during such 12-month period, any such action to remove individual Participants or classes of Participants shall be null and void.

3.2        Duration of Participation. Subject to Article 4 and Article 7, an Employee shall cease to be a Participant in the Plan if (i) his or her employment is terminated under circumstances in which he or she is not entitled to Transition Compensation under the terms of this Plan, or (ii) prior to a Change in Control, he or she is removed as a Participant or ceases to be among the class of employees designated by the Committee or the Board as Participants. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Transition Compensation under Article 4 shall remain a Participant in the Plan until the full amount of the Transition Compensation and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE 4

TRANSITION COMPENSATION

4.1        Right to Transition Compensation.

(a)        A Participant shall be entitled to receive from the Company Transition Compensation in the amount provided in Section 4.2 if, within the two-year period following a Change in Control, (i) the Participant’s employment with the Company or any Affiliate is terminated by the Company without Cause (other than by reason of the Participant’s death or Disability) or (ii) the Participant’s employment is terminated by the Participant for Good Reason within a period of 180 days after the occurrence of the event giving rise to Good Reason.

(b)        Notwithstanding anything to the contrary, no Transition Compensation shall be provided to a Participant unless the Participant has executed and not revoked a Separation Agreement and General Release in substantially the form attached hereto as Exhibit B (the “Release”) within the time period set forth in the Release.

4.2        Amount of Transition Compensation. If a Participant’s employment is terminated in circumstances entitling him or her to Transition Compensation as provided in Section 4.1, then:

(a)        the Company shall pay to the Participant in a single lump sum cash payment on the 90th day after the Termination Date (or such later date as may be required by Section 8.3 of the Plan), the aggregate of the following amounts:

(i)        a transition compensation payment equal to the Payment Multiple applicable to such Participant times the sum of (x) the Participant’s Base Salary as in effect at the Termination Date (but prior to any reduction if the termination is for Good Reason because of a reduction in Base Salary) and (y) the Participant’s Target Annual Bonus for the year in which the Termination Date occurs (but prior to any reduction if the termination is for Good Reason because of a reduction in Target Annual Bonus);

(ii)        if the Participant elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Participant and/or the Participant’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then for a number of months equal to Health Benefits Continuation Period applicable to such Participant, the Company shall pay the excess of (x) the COBRA cost of such coverage over (y) the amount that the Participant would have had to pay for such coverage if he or she had remained employed during the Health Benefits Continuation Period and paid the active employee rate for such coverage, provided, however, that (A) if the Participant becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Participant’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (B) the Health Benefits Continuation Period shall run concurrently with any period for which the Participant is eligible to elect health coverage under COBRA; (C) the Company-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in the Participant’s income in accordance with applicable rules and regulations; (D) during the Health Benefits Continuation Period, the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (E) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (F) the Participant’s rights pursuant to this Section 4.2(a)(ii) shall not be subject to liquidation or exchange for another benefit. If the Participant’s Health Benefits Continuation Period exceeds 18 months, then during the 19th month after the Termination Date, the Company shall pay to the Participant a lump sum cash payment equal to the applicable monthly premium under COBRA (less the 2% administrative fee and less the active-employee rate for such coverage), multiplied by the number of months remaining in the Health Benefits Continuation Period;

(b)        for 12 months following the Termination Date, the Participant shall be eligible for outplacement services payable by the Company directly to a provider or providers designated by the Company or selected by the Participant and approved by the Company, provided, however, that the Participant must provide written notification to the Company within six months following the Termination Date of his or her intention to utilize such outplacement services. With respect to the benefits provided under this Section 4.2(b), the amount of benefits in any one calendar year shall not affect the amount of benefits provided in any other calendar year; the Company’s payment for the benefits shall be made on or before December 31 of the year following the year in which the expense was incurred; and the Participant’s rights shall not be subject to liquidation or exchange for another benefit;

(c)        all of the Participant’s equity or incentive awards outstanding on the Termination Date shall be governed by the plans under which they were granted and the agreements evidencing such awards; and

(d)        to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant Base Salary through the Termination Date, any accrued vacation pay to the extent not theretofore paid, and any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

4.3        Annual Bonus for Year in Which a Change in Control Occurs. The annual cash incentive bonus for Participants for the year in which a Change in Control occurs shall be determined and paid as set forth in this Section 4.3. The amount of the bonus for each Participant shall be calculated and frozen as of the date of the Change in Control in an amount equal to the pro rata portion of the Participant’s Target Annual Bonus amount measured as of the end of the month immediately preceding the month in which the Change in Control occurs (the “Derived Bonus Amount”). A Participant’s Derived Bonus Amount shall vest and become non forfeitable on the earlier of (x) the last day of the calendar year in which the Change in Control occurred, or (y) the Participant’s termination of employment due to death, Disability, termination by the Company without Cause or resignation for Good Reason (as applicable, the “Vesting Date”). The Derived Bonus Amount for each Participant shall be paid within 30 days after the applicable Vesting Date.

4.4        Full Settlement; No Mitigation. The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Participant obtains other employment.

ARTICLE 5

EFFECT OF SECTIONS 280G AND 4999 OF THE CODE

5.1        Mandatory Reduction of Payments in Certain Events.

(a)        Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 5.1(b) below). For purposes of this Article 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Article 5, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)        The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 5(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 5(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)        In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Article 5 shall be of no further force or effect.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1        Written Notice Required. Any purported termination of employment, whether by the Company or by the Participant, shall be communicated by written notice to the other (a “Notice of Termination”).

6.2        Termination Date. In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death. In all other cases, the Participant’s Termination Date shall be the date of receipt of the Notice of Termination or any later date specified therein within 60 days after receipt of the Notice of Termination.

ARTICLE 7

DURATION, AMENDMENT AND TERMINATION, CLAIMS

7.1        Duration. The Plan shall become effective as of the Effective Date, and shall continue until terminated by the Committee or the Board. Subject to Section 7.2, the Committee or the Board may terminate the Plan as of any date that is at least 12 months after the date of the Committee’s or the Board’s action. If any Participants become entitled to any payments or benefits hereunder during such 12-month period, this Plan shall continue in full force and effect and shall not terminate or expire with respect to such Participants until after all such Participants have received such payments and benefits in full.

7.2        Amendment and Termination. Subject to the following sentence, the Plan may be amended from time to time in any respect by the Committee or the Board; provided, however, that any amendment that would adversely affect the rights or potential rights of Participants shall not be effective for at least 12 months after the date of the Committee’s or the Board’s action; and, provided further, in the event that a Change in Control occurs within 12 months following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective. In anticipation of or in connection with or within three years following a Change in Control, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected. For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee) or any reduction in payments or benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

7.3        Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Committee or the Board. Subject to Sections 7.1 and 7.2 above (i) an amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder, and (ii) a termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

7.4        Claims Procedure.

(a)        A Participant may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail. The Committee shall notify the claimant within 60 days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the 60 day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional 60 days. Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) if applicable, describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 7.4(b).

(b)        A claimant is entitled to request a review of any denial of his claim under Section 7.4(a). The request for review must be submitted to the Committee in writing within 60 days of mailing by the Committee of notice of the denial. Absent a request for review within the 60 day period, the claim will be deemed conclusively denied. The claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing to the Committee. The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within 60 days of a request for a review, provided that, if the Committee determines prior to the end of such 60 day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional 60 days. The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE 8

CODE SECTION 409A

8.1        General. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Participant as a result of the application of Section 409A of the Code.

8.2        Definitional Restrictions. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or a Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service”, as the case may be, or such later date as may be required by Section 8.3. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

8.3        Six-Month Delay Under Certain Circumstances. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(a)        if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and

(b)        if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the

Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board of Directors, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

8.4        Treatment of Installment Payments. Each payment of termination benefits under Sections 4.3 or 4.4 of this Plan, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

8.5        Timing of Release of Claims. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within ninety (90) days after the Termination Date; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 90-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, (i) if such 90-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 90-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year, even if such signing and non-revocation of the release occur during the first such calendar year included within such 90-day period. In other words, a Participant is not permitted to influence the calendar year of payment of Non-Exempt Deferred Compensation based on the timing of signing the release.

8.6        Timing of Reimbursements and In-kind Benefits. If the Participant is entitled to be paid or reimbursed for any taxable expenses under this Plan, and such payments or reimbursements are includible in the Participant’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Participant to reimbursement of expenses under any Section of this Plan shall be subject to liquidation or exchange for another benefit.

8.7        Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Participant of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

ARTICLE 9

MISCELLANEOUS

9.1        Legal Fees and Expenses. The Company shall reimburse all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on a material issue with respect to his or her claim for relief in an action by the Participant to obtain or enforce any right or benefit provided by this Plan. If a Participant is entitled to recover fees and expenses under this Section 9.1, the reimbursement of an eligible expense shall be made within 10 business days after delivery of the Participant’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in no event later than March 15 of the year after the year in which such rights are established.

9.2        Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

9.3        Nature of Plan and Benefits. Participants and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to Transition Compensation Benefits due hereunder, and all amounts (other than fully insured benefits) shall be payable from the general assets of the Company.

9.4        Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

9.5        No Effect on Other Benefits. Transition Compensation shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

9.6        Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7        Successors. This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

9.8        Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate. A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

9.9        Enforcement. This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

9.10        Governing Law. To the extent not preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Georgia, without reference to principles of conflict of law.

9.11        Arbitration. Any dispute or controversy arising under or in connection with this Plan that cannot be mutually resolved by the Company and a Participant and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Participant, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association. The Company shall reimburse the Participant’s reasonable legal fees if he prevails on a material issue in arbitration.

The foregoing is hereby acknowledged as being the Knology, Inc. Key Employee Change in Control Transition Compensation Plan, as approved by the Board on February 17, 2012.

/s/ Chad S. Wachter
Chad S. Wachter General Counsel

EXHIBIT A

PARTICIPANTS IN THE

KNOLOGY, INC. KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

as of February 17, 2012

Tier A Participant	Rodger L. Johnson
Tier B Participants	Todd Holt Bert McCants
Tier C Participants	Royce Ard Weldon Feightner Allan Goodson Robert Mills Anthony Palermo Richard Perkins Andrew Sivell John Treece Brad Vanacore Chad Wachter
Tier D Participants	Gregory Argetsinger Felix Boccucci Ronald Johnson Marcus Luke

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

                                                                          (Date Given to Employee)

This Separation Agreement and General Release (this “Agreement”) is entered into by and between Knology, Inc. (together with its subsidiaries and affiliates, the “Company”) and the undersigned employee (“Employee”).

Notice to Employee:

Under the Knology, Inc. Key Employee Change in Control Transition Compensation Plan (the “Plan”) you are eligible to receive transition compensation pay if you agree to waive, to the extent permitted by law, all of your potential claims against the Company and agree to the other terms in this Separation Agreement. This means that you cannot sue or pursue any other claim against the Company as provided for in this release. PLEASE READ THIS DOCUMENT CAREFULLY BEFORE YOU SIGN IT. ALSO, YOU ARE ADVISED TO CONSULT AN ATTORNEY OR OTHER REPRESENTATIVE BEFORE SIGNING THIS DOCUMENT. YOU HAVE TWENTY-ONE (21) DAYS TO THINK ABOUT WHETHER YOU WANT TO SIGN THIS DOCUMENT AND TO CONSULT WHOMEVER YOU WISH.

1.        In consideration for signing this Separation Agreement and General Release, you are entitled to receive transition compensation under the Plan.

2.        IF YOU SIGN THIS AGREEMENT, YOU ARE PERMANENTLY WAIVING (GIVING UP) YOUR RIGHT TO SUE THE COMPANY FOR ANY REASON PROVIDED HEREIN. YOUR WAIVER WILL INCLUDE ANY RIGHTS YOU HAVE TO SUE THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, TITLE VII OF THE CIVIL RIGHTS ACT, THE AMERICANS WITH DISABILITIES ACT, STATE WRONGFUL TERMINATION LAWS, AND ALL OTHER LAWS AND REGULATIONS UNDER WHICH YOU MIGHT BE ABLE TO ASSERT ANY CLAIM AGAINST THE COMPANY.

3.        You will be waiving all claims which have arisen or may arise in the future, whether known or unknown, that are based on acts or events that have occurred up until the Effective Date (as defined herein).

4.        Because this waiver involves your legal rights, you are advised to speak with an attorney before signing this Agreement. You have twenty-one (21) days from the date listed at the top of this page to make your decision. If you have not signed this Agreement by the end of the twenty-first (21st) day after the date listed above, you will be ineligible to receive any transition compensation.

5.        In addition, you will have seven (7) days from the date you sign this Agreement to revoke it. This means that if you change your mind for any reason after signing the Agreement, you can revoke it if you notify the Company within seven (7) days. You must notify the Company in writing and the notice must be received by the Company within seven (7) days of the date you sign this Agreement. This Agreement will become effective on the eighth (8th) day after you sign it (the “Effective Date”). Any revocation of this Agreement must be made in writing and delivered within the seven-day revocation period to: Chad S. Wachter, General Counsel, Knology, Inc., 1241 O.G. Skinner Drive, West Point, GA 31833.

Part I                 Release of Claims and Covenant Not to Sue.

In consideration of the transition compensation from the Company set forth above, the receipt and sufficiency of which are hereby acknowledged, Employee, on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Company, its successors, subsidiaries, parent corporations, assigns, joint ventures, and affiliated companies, and their respective agents, legal representatives, shareholders, attorneys, employees, officers and directors, (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION, whether known or unknown, fixed or contingent, that he may have or claim to have against Company or any of the Releasees for any reason as of the Effective Date (as defined above). Except to the extent that applicable law requires that Employee be allowed to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge or to assert any claim against any of the Releasees based on facts that occurred prior to, or that exist as of, the Effective Date. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and claims growing out of any legal restrictions on Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended, 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., all other state and federal code sections and legal principles, including, without limitation, claims for defamation and slander, and the state and federal worker’s compensation laws. Employee further agrees that if anyone (including, but not limited to, Employee, the EEOC or any other government agency or similar such body) makes a claim or undertakes an investigation involving Employee in any way, Employee waives any and all right and claim to financial recovery resulting from such claim or investigation.

As a material inducement for Knology, Inc. to enter into this Agreement, Employee represents and warrants that he does not have any complaint, claim or action pending against Company or any of the Releasees in any federal, state or local court or government agency or before any arbitrator or other tribunal.

Part II        Non-Disparagement.

Employee hereby agrees that he shall not disparage, criticize or otherwise publish or communicate any statements or opinions that are derogatory to or could otherwise harm the business or reputation of the Company. However, Employee is not restricted from making any factual statement that is required to be disclosed by law, subpoena, court order or other legal process.

Part III        Return of Property.

Employee agrees to return immediately and warrants that he has returned before executing or receiving payment pursuant to this Agreement, all documents, materials and other things in his possession or control relating to Company, or that have been in his possession or control at the time of or since the termination of his employment with Company, without retaining any copies, summaries, abstracts, excerpts, portions, replicas or other representations thereof. Employee likewise represents and warrants that Company has returned all of Employee’s personal property and that any such property is no longer in possession of Company.

This Agreement has been executed voluntarily by the parties. The parties acknowledge that they have read this Agreement carefully, that they have had a full and reasonable opportunity to consider this Agreement, and that they have not been pressured or in any way coerced, threatened or intimidated into its execution.

SIGNATURE BY EMPLOYEE

I acknowledge that I have been advised to consult with an attorney prior to signing this Agreement. I further acknowledge that the consideration for signing this Agreement is a benefit to which I otherwise would not have been entitled had I not signed this Agreement.

I have read this entire document and I understand and agree to each of its terms. SPECIFICALLY, I AGREE THAT BY SIGNING THIS DOCUMENT, I AM WAIVING MY RIGHTS TO SUE THE COMPANY AS SET FORTH ABOVE IN PART I. I also understand that this is the entire Agreement between the Company and me regarding severance pay and the termination of my employment and that no other agreements or promises about those matters, written or oral will be enforceable.

(Signature of Employee)	(Date Signed)

(Print Employee Name)	(Witness)

ACCEPTANCE BY THE COMPANY

The Company hereby enters into and accepts this Agreement as set forth above.

KNOLOGY, INC.

By:

Name:

Title: